INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment
No. 13 to the Registration Statement No. 33-79482 of American Century Strategic
Asset Allocations, Inc. on Form N-1A of our report dated January 8, 2001, appearing in the Annual Report of Strategic Allocation: Moderate Fund and
Strategic Allocation: Aggressive Fund, two of the the three funds comprising
American Century Strategic Asset Allocations, Inc. for the year ended November
30, 2000, in the Statement of Additional Information, which is part of this
Registration Statement, and to the reference to us under the caption "Financial
Highlights" in the Prospectus, which is also part of such Registration
Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Kansas City Missouri
April 16, 2001